Exhibit 107
Calculation of Filing Fee Tables
424(b)(2)
(Form Type)

Essex Property Trust, Inc.
Essex Portfolio, L.P.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)
Newly Registered Securities
Essex Portfolio, L.P.
Fees to Be Paid	Debt	4.875% Notes due 2036	457(r) and 457(o)	$350,000,000.00	99.093%	$346,825,500.00	0.00013810	$47,896.61

Essex Property Trust, Inc.
Fees to Be Paid	Debt	Guarantee of 4.875% Notes due 2036(2)	457(r) and 457(o)	—	—	—		—
	Total Offering Amounts					$346,825,500.00		$47,896.61
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$47,896.61

(1)
The registration fee is calculated in accordance with Rules 457(o) and 457(r) under the Securities Act of 1933, as amended, or the Act. In accordance with Rules 456(b) and 457(r) under the Act, the registrants initially deferred payment of all of the registration fee for Registration Statement Nos. 333-281244 and 333-281244-01.

(2)	No separate consideration will be received for the guarantee. Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantee being registered hereby.

The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering. The maximum aggregate amount of the offering is $346,825,500.